UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (date of earliest event reported): February 27, 2017

Frontier Communications Corporation

(Exact name of registrant as specified in its charter)

Delaware

(State or other jurisdiction of incorporation)

001-11001	06-0619596
(Commission File Number)	(IRS Employer Identification No.)

401 Merritt 7, Norwalk, Connecticut	06851
(Address of principal executive offices)	(Zip Code)

(203) 614-5600

(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement

On February 27, 2017, Frontier Communications Corporation entered into a first amended and restated credit agreement with JPMorgan Chase Bank, N.A., as administrative agent, and the other lenders party thereto (the Credit Agreement), pursuant to which Frontier combined its revolving credit agreement, dated as of June 2, 2014, and its term loan credit agreement, dated as of August 12, 2015. The Credit Agreement provides Frontier with more flexible terms, increases the revolving credit facility to $850 million and extends the maturity of the revolving credit facility from 2018 to February 27, 2022. During the term of the revolving credit facility, Frontier may borrow, repay and reborrow funds, and may obtain letters of credit, subject to customary borrowing conditions. Pricing remains unchanged. The most significant change in the covenants is an increase of the maximum Leverage Ratio (as defined in the Credit Agreement) to 5.25 to 1.0 initially, migrating to 5.0 to 1.0 beginning in the second quarter of 2018, 4.75 to 1.0 in the second quarter of 2019, and 4.5 to 1.0 in the second quarter of 2020. In addition, under the Credit Agreement, Frontier will be expanding the security package to include pledges of the equity interests in certain Frontier subsidiaries and guaranties by certain Frontier subsidiaries.

The Credit Agreement contains customary representations and warranties, affirmative and negative covenants and customary events of default. Upon proper notice, Frontier may, in whole or in part, repay the facilities without premium or penalty, but subject to breakage fees on LIBOR loans, if applicable. The foregoing description of the Credit Agreement is qualified in its entirety by reference to the full text of the Credit Agreement, a copy of which is filed as Exhibit 10 to this Report and incorporated herein by reference.

Item 2.03	Creation of a Direct Financial Obligation or an Obligation Under an Off-Balance Sheet Arrangement of a Registrant

The information set forth in Item 1.01 is incorporated by reference into this Item 2.03.

Item 9.01	Financial Statements and Exhibits

(d) Exhibits

10	First Amended and Restated Credit Agreement, dated as of February 27, 2017, among Frontier Communications Corporation, JPMorgan Chase Bank, N.A., as Administrative Agent, and the other lenders party thereto.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

FRONTIER COMMUNICATIONS CORPORATION

Date: February 28, 2017	By:	/s/ Mark D. Nielsen
Mark D. Nielsen
Executive Vice President and Chief Legal Officer

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